EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Set forth below is a list of each of the subsidiaries of Smithfield Foods, Inc. (other than subsidiaries whose names have been omitted in accordance with Regulation S-K Item 601(21)(ii)) and their respective jurisdictions of organization.

                                          JURISDICTION
            NAME OF SUBSIDIARY           OF ORGANIZATION
          ------------------            ---------------

      Brown's of Carolina, Inc.           North Carolina

      Gwaltney of Smithfield, Ltd.        Delaware

      John Morrell & Co.                  Delaware

      Lykes Meat Group, Inc.              Delaware

      Patrick Cudahy Incorporated         Delaware

      The Smithfield Packing
         Company, Incorporated            Virginia